Exhibit 99.1

CytoSorbents Announces Positive REFRESH I Trial Results

Achieved the goals of this safety and feasibility study with demonstration of safe and significant reduction of toxic inflammatory mediators during complex open heart surgery

MONMOUTH JUNCTION, N.J., May 5, 2017 – Positive results from the REFRESH (REduction in FREe Hemoglobin) I trial were presented on Monday, May 1, 2017 at the American Association for Thoracic Surgery (AATS) Centennial Conference in Boston, MA. REFRESH I was a prospective, randomized, controlled trial in eight major U.S. cardiac surgery centers evaluating the safety and feasibility of CytoSorb®, a blood purification technology designed to treat deadly inflammation in critically-ill and cardiac surgery patients aged 18-80 years of age, where cardiopulmonary bypass (CPB) was expected to exceed 3 hours. Complex cardiac surgery generates high levels of plasma free hemoglobin (pfHb), activated complement, and other inflammatory mediators that can trigger severe post-operative inflammation and complications such as organ dysfunction and organ failure. The CytoSorb® therapy, developed by CytoSorbents Corporation (CTSO), a leader in critical care immunotherapy, is designed to reduce the risk of these sequelae.

Key findings of the study were:

•	Valve replacement surgery (i.e. multiple valve or single valve replacement plus other procedure) was identified as the highest risk procedure for peak pfHb generation (median 123 mg/dL valve replacement vs. 61 mg/dL non-valve replacement controls)
•	CytoSorb treatment achieved increasing reductions in peak pfHb levels in this population during surgery compared to control, statistically significant at 3.5h (35 mg/dL; 26% reduction) and 4.0h (61 mg/dL; 38% reduction) of CPB time (p≤0.05)
•	Treatment also resulted in statistically significant decreases in activated complement C3a and C5a during surgery
•	Achieved the primary safety endpoint of the study with a favorable adjudication of all serious adverse events. There were no significant differences in the rates of adverse events (AEs) or serious adverse events (SAEs) between the two groups, including 30-day mortality, and there were no unanticipated adverse device effects (UADEs) reported.
•	CPB led to an expected significant drop in platelets in both groups, with treatment leading to an additional transient and stable decrease in platelets that returned to pre-treatment levels shortly after surgery. Post-operatively, blood coagulation parameters and bleeding complications were not statistically different between the two groups, and an analysis of median transfusion requirements from surgery throughout the ICU stay was not significant (packed red blood cells: 2 vs 2 units control, p=0.15; platelets: 2 vs 1 unit control, p=0.13; plasma: 1 vs 0 units control, p=0.14)

Dr. Joseph B. Zwischenberger, M.D., Chairman and Johnston-Wright Professor of Surgery at University of Kentucky College of Medicine and Principal Investigator of the REFRESH I trial stated, “We are pleased to report on this first multi-center U.S. trial demonstrating the safe and easily implemented use of CytoSorb during high risk complex cardiac surgery. Inflammation and toxic injury from excessive plasma free hemoglobin and activated complement are well-known insults that are associated with organ injury such as acute kidney injury, stroke, lung injury, and other complications. The finding that complex valve replacement procedures generate high levels of pfHb, and that CytoSorb can significantly reduce pfHb and activated complement in this population, represents a potentially important advance in the field. In a future larger study, we plan to correlate the reduction of pfHb and activated complement in this enriched at-risk population with reduced organ dysfunction and injury, while confirming the risk/benefit of the therapy.”

The investigators of the study have submitted a manuscript containing these and additional data for publication. As customary, more data will be made available upon potential future publication.

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Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:
Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Public Relations Contact:
Amy Phillips
Pascale Communications
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